Exhibit 99.1

Kaspien Holdings Inc. Reports Fiscal Third Quarter 2021 Results

Strong Results in Key Growth Areas Highlighted by 15% Increase in Subscription GMV, 15% Increase in Subscription Monthly Recurring Revenue, and 38% Increase Across Private Label Retail Brands

Continued Outperformance in Non-Amazon Segments, Including Target Marketplace and Other Emerging Channels, Accelerates Growth 127% Year-Over-Year

SPOKANE, Wash. – December 9, 2021 – Kaspien Holdings Inc. (NASDAQ: KSPN) (“Kaspien” or the “Company”), a leading e-commerce marketplace growth platform, today reported financial results for the fiscal third quarter ended October 30, 2021.

Recent Operational Highlights
●
Fiscal third quarter 2021 Subscription gross merchandise value (“GMV”) increased 15% to $30.1 million (47.3% of total GMV), compared to $26.2 million (39.2% of total GMV) in the comparable year-ago period.

●
Kaspien Private Label brands grew 38% over the comparable year-ago period. Sales from Kaspien Private Label brands improved largely as a result of being under end-to-end supply chain management. The Company believes these continued, strong results in controlled areas is indicative of broader sustained demand across the portfolio, which is currently being impacted due to global supply chain challenges.

●
Amended existing loan agreement with Eclipse Business Capital, providing additional flexibility to execute on the Company’s long-term business initiatives and aligning capital sources with Kaspien’s growth goals.

●
Appointed David Sayyed Vice President of Brand Growth. In this newly created role, Sayyed will leverage his expertise in strategic brand growth and developing frameworks to strengthen Kaspien's brand portfolio of existing partner relationships as well as enhance the current services and offerings for customers.

●
To better align with the growth goals of the Company and to support its aspirations of global scale, during the third quarter Kaspien introduced a newly architected Senior Leadership Team (“SLT”). Tenets of the SLT include: 1. improved value chain alignment with a clear focus on better serving partners and building an infrastructure to support that mission; 2. flatter organization structure, with greater emphasis on clearer accountability; 3. eliminated single points of failure; 4. more teamwork and collaboration with fewer communication barriers.

●
Earned second consecutive and fourth overall ‘Best Places to Work Inland Northwest’ honor and recognized as one of Seattle Business Magazine’s ‘Washington’s 100 Best Places to Work in 2021.’ These acknowledgements highlight company-wide efforts to increase professional growth and development opportunities as well as an abiding dedication to work-life balance and spaces for creativity that define the ethos of Kaspien.

Management Commentary
“By focusing on controllable factors, including internal process adjustments, purchasing and inventory process optimizations, and strategic price increases among other areas, our team has showcased great agility in adapting to a constantly evolving macroeconomic environment,” said Kaspien CEO Kunal Chopra. “Despite global challenges, we were generally able to maintain margins during the quarter, which is a testament to our continued focus on supply chain flexibility. On the other hand, verticals that benefited from greater end-to-end process control showed continued strength during the period. Specifically, our private label brands grew 38% year-over-year, in large part due to consistent stock from proactive early inventory positioning. Non-Amazon marketplaces fared even better, registering 127% growth as a group, mostly driven by success on our new and growing Target+ Program. Our burgeoning subscriptions segment registered a stellar quarter as well, highlighted by a 15% increase in both GMV and MRR.

“Longer term, we are continuing to make investments in our people, processes and technology to grow Kaspien into a truly global e-commerce enterprise. As an example, we recently made several major adjustments within our senior leadership team and broader organizational structure, which are collectively designed to make us more nimble and better able to support our partners across all business lines. Right now, we are currently in the midst of peak holiday shopping season. While we believe the headwinds of the past few quarters should continue for the foreseeable future, the work we are doing today has allowed us to mitigate many of the most daunting tests, and we’ll have emerged even stronger once the tide has subsided.”

Fiscal Third Quarter 2021 Financial Results
Results compare 2021 fiscal third quarter ended October 30, 2021 to 2020 fiscal third quarter ended October 31, 2020 unless otherwise indicated.

●
Net revenue decreased 17% to $32.2 million from $38.9 million in the comparable year-ago period. The decrease in net revenue was primarily attributable to ongoing supply challenges in the Company’s Fulfillment by Amazon (“FBA”) US segment, which were offset by continued growth in the Company’s other marketplaces.

●
Gross profit decreased 17% to $8.0 million or 24.9% of net revenue from $9.6 million or 24.7% of net revenue in the comparable year-ago period. The decrease in gross profit was primarily attributable to a reduction in net revenue on the Amazon US platform. Gross margin year-over-year increased slightly as the leveraging of freight and warehousing costs was partially offset a decline in merchandise margin. The table below summarizes the year-over-year comparison of gross margin:

	Thirteen Weeks Ended
	October 30,	October 31,

(amounts in thousands)	2021	2020

Merchandise margin	$14,653	$17,978
% of net revenue	45.5%	46.2%

Fulfillment fees	(4,375)	(6,479)

Warehousing and freight	(2,274)	(1,898)

Gross profit	$8,004	$9,601

% of net revenue	24.9%	24.7%

●
Selling, General & Administrative (“SG&A”) expenses decreased 2% to $10.0 million or 31.1% of net revenue from $10.2 million or 26.2% of net revenue in the comparable year-ago period. The decrease in SG&A expenses was primarily attributable to a $1.1 million decrease in selling expenses related to the decline in net revenue.

●
Loss from operations was $2.0 million, compared to a loss from operations of $612,000 in the comparable year-ago period. The increase in operating loss was the result of the decline in net revenue, partially offset by a decrease in cost of sales and SG&A expenses.

●
Net loss was $886,000, or $0.36 per diluted share, compared to a net income of $2.6 million, or $1.39 per diluted share, in the comparable year-ago period. The net loss was driven by the decline in net revenue, partially offset by a decrease in cost of sales, other income of $1.6 million related to the settlement of an insurance claim and a decrease in SG&A expenses.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $1.4 million compared to adjusted EBITDA loss of $65,000 in the comparable year-ago period.

●	As of October 30, 2021, the Company had $1.8 million in cash, compared to $1.8 million as of January 30, 2021 and $2.4 million as of October 31, 2020.

●	Inventory at quarter end was $30.2 million, compared to $27.2 million as of October 31, 2020.

●	As of October 30, 2021, the Company had $5.9 million in borrowings under its credit facility and had $6.8 million available for borrowing.

Fiscal First Nine Months of 2021 Financial Results
Results compare nine months ended October 30, 2021 to nine months ended October 31, 2020 unless otherwise indicated.

●
Net revenue decreased 5% to $107.7 million from $112.8 million in the comparable year-ago period. This decrease in net revenue was driven by ongoing supply challenges in the Company’s FBA US segment, offset by improved performance from non-Amazon marketplaces and the subscriptions segment.

●
Gross profit was $26.6 million or 24.7% of net revenue, compared to $28.2 million or 25.0% of net revenue over the comparable year-ago period. The decrease in gross profit was a result of decreased net revenue combined with higher warehousing and freight expenses. The table below summarizes the year-over-year comparison of gross margin:

	Thirty-Nine Weeks Ended
	October 30,	October 31,

(amounts in thousands)	2021	2020

Merchandise margin	$49,309	$51,879
% of net revenue	45.8%	46.0%

Fulfillment fees	(16,218)	(18,343)
Warehousing and freight	(6,455)	(5,332)
Gross profit	$26,636	$28,204

% of net revenue	24.7%	25.0%

●
SG&A expenses decreased 10% to $30.9 million or 28.7% of net revenue from $34.5 million or 30.6% of net revenue in the comparable year-ago period. The decrease in SG&A expenses was due to a $1.0 million decrease in selling expenses related to the decline in net revenue and a $2.6 million decline in general and administrative expenses.

●	Loss from operations totaled $4.3 million, an improvement from $6.3 million in the comparable year-ago period. The improvement in operating results was the result of the reduction in SG&A expenses.

●
Net loss was $2.2 million, compared to a loss of $3.8 million in the comparable year-ago period. The improvement to net loss was driven by the reduction in SG&A expenses and other income of $3.5 million, which was offset by a slight decrease in net revenues.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $2.5 million, compared to a loss of $4.7 million in the comparable year-ago period.

●	Cash used in operations was $10.0 million, compared to $15.3 million in the comparable year-ago period.

Key Performance Indicators (KPIs)
Unless otherwise specified, KPI data has been recorded as of fiscal quarter end (October 30, 2021).

●
Fiscal third quarter 2021 GMV decreased 5% to $63.5 million, compared to $66.8 million in the comparable year-ago period. Subscription GMV increased 15% to $30.1 million (47.3% of total GMV), compared to $26.2 million (39.2% of total GMV) in the comparable year-ago period.

●
Fiscal third quarter 2021 GMV per active partner decreased 4% to $81,300 from $84,700 in the third quarter of fiscal 2020. This decrease was due to the overall decrease in GMV during the quarter. However, the Company expects this metric to steadily grow over time as active partners derive more value from the Kaspien platform, leading to greater partner sales and increased engagement across more product lines.

●
Total active partner count for period ended October 30, 2021 was approximately 781, including 628 retail partners and 153 subscription (Agency and SaaS) partners. In support of the Company’s focus on maximizing GMV per active partner, Kaspien regularly reviews and updates partner counts to optimize its use of resources on higher-value, active partners. The Company’s subscriptions partner base as of October 30, 2021 increased 47% compared to the comparable year-ago period.

●
Subscription lifetime value to customer acquisition cost (“LTV:CAC”) ratio as of October 30, 2021 was 3.8x with an average payback period of 13 months. The increase in LTV:CAC was largely attributable to an increase in lifetime value, spread across a larger cohort basis, at a greater rate than the increase in costs to acquire a customer. The increased LTV was largely driven by a decrease in customer churn rate. Customer acquisition costs also increased during the period as a result of greater investments in acquiring high-value prospects as well as additional headcount increases to support anticipated future growth in subsequent quarters. As subscription partners continue to mature and adopt more features of the Kaspien platform, the Company expects these metrics to fluctuate less on a quarterly basis and generally improve over time.

●
Retail lifetime value to customer acquisition cost as of October 30, 2021 was 8.1x with an average payback period of 7.2 months. The sequential change was largely attributable to an increase in customer acquisition costs as the Company focused on converting larger partners.

●	During the fiscal third quarter, subscription monthly recurring revenue (“MRR”) increased approximately 15% to $151,000 compared to $131,000 at the end of the comparable year-ago period.

●	Retail segment gross revenue per partner for the fiscal third quarter decreased 10% to $53,000 from $59,000 in the comparable year-ago period.

Conference Call
Kaspien will hold a conference call today, Thursday, December 9, 2021 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Company management will host the call, followed by a question-and-answer period.

U.S. dial-in number: 888-506-0062
International number: 973-528-0011
Entry Code: 976041

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Kaspien's website.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through December 23, 2021.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Replay ID: 43811

Kaspien plans to file its annual Form 10-Q by December 14, 2021 in accordance with the SEC filing deadlines.

About Kaspien
Kaspien Holdings Inc. (f/k/a Trans World Entertainment Corporation) (NASDAQ: KSPN) is a leading-edge global e-commerce growth platform that helps brands sell more effectively online. The Company deploys AI-driven software and end-to-end services to optimize and expand brands’ presence on Amazon, Walmart, Target, eBay, and other online marketplaces. Rebranded as Kaspien in 2020, the Company has spent more than a decade developing proprietary technologies for supply chain resilience, marketing, brand control, and predictive analytics. Serving thousands of brands, distributors, agencies, and FBA aggregators, Kaspien accelerates growth by tailoring its extensive suite of seller services to partners’ dynamic e-commerce needs. The Company has a long track record of success in its mission to become number one in GMV for marketplace services. Kaspien’s mastery of the e-commerce space and commitment to rapid innovation has earned the trust of partners such as 3M, Funko, Strider Bikes, and UNFI. For more information, visit kaspien.com.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) Other (income) loss; (iii) interest expense; and (iv) depreciation expense. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such a measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
(amounts in thousands)	2021	2020	2021	2020

Net loss	$(886)	$2,552	$(2,221)	$(3,754)
Income tax expense (benefit)	-	(3,545)	46	(3,545)
Other income	(1,567)	-	(3,530)	-
Interest expense	439	381	1,455	1,016
Loss from operations	(2,014)	(612)	(4,250)	(6,283)
Depreciation expense	572	547	1,796	1,554
Adjusted EBITDA	$(1,442)	$(65)	$(2,454)	$(4,729)

About Key Performance Indicators

Gross Merchandise Value (“GMV”) is the total value of merchandise sold over a given time period through a customer-to-customer exchange site. For Kaspien, it is the measurement of merchandise value sold across all channels and partners within the Kaspien platform.

Lifetime Value (“LTV”) is the average value of a Kaspien partner over the term of their engagement on the Kaspien platform.

Customer Acquisition Cost (“CAC”) is the all-in cost related to acquiring a new customer (partner) into the Kaspien platform. This refers to the resources and costs incurred to acquire new customers including all wages and benefits associated to business development and marketing efforts driving new business, the portion of inbound marketing expenses related to new business, and all software related expenses for our business development and marketing infrastructure.

Average payback period is a time-based calculation using the average monthly revenue recognition for a Kaspien partner to cover the associated costs to acquire that customer.

Monthly Recurring Revenue (“MRR”) is the measurement of Kaspien’s subscriptions revenue stream on a monthly basis calculated at a given moment in time. Revenues that are recurring in nature provide additional predictability into future financial results.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:  risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the Company; the Company’s level of debt and related restrictions and limitations, unexpected costs, charges, expenses, or liabilities; the Company’s ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; the impact of the COVID-19 pandemic; and other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The reader should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this document or elsewhere might not occur.

Company Contact
Ed Sapienza
Chief Financial Officer
509-202-4261

esapienza@kaspien.com

Investor Relations Contact
Gateway Investor Relations
Matt Glover and Tom Colton
949-574-3860
KSPN@gatewayir.com

-Financial Tables to Follow-

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 30, 2021	% to Net Revenue	October 31, 2020	% to Net Revenue	October 30, 2021	% to Net Revenue	October 31, 2020	% to Net Revenue

Net revenue	$32,172		$38,913		$107,680		$112,799

Cost of sales	24,168	75.1%	29,312	75.3%	81,044	75.3%	84,595	75.0%
Gross profit	8,004	24.9%	9,601	24.7%	26,636	24.7%	28,204	25.0%
Selling, general and administrative expenses	10,018	31.1%	10,213	26.2%	30,886	28.7%	34,487	30.6%
Loss from operations	(2,014)	-6.3%	(612)	-1.6%	(4,250)	-3.9%	(6,283)	-5.6%
Interest expense	439	1.4%	381	1.0%	1,455	1.4%	1,015	0.9%
Other loss	(1,567)	-4.9%	-	0.0%	(3,530)	-3.3%	-	0.0%
Income (loss) before income tax expense	(886)	-2.8%	(993)	-2.6%	(2,175)	-2.0%	(7,298)	-6.5%
Income tax expense (benefit)	-	0.0%	(3,545)	-9.1%	46	0.0%	(3,545)	-3.1%
Net income (loss)	$(886)	-2.8%	$2,552	6.6%	$(2,221)	-2.1%	$(3,753)	-3.3%
BASIC AND DILUTED INCOME PER SHARE:
Basic income (loss) per common share	$(0.36)		$1.40		$(0.92)		$(2.06)

Weighted average number of common shares outstanding – basic	2,491		1,825		2,404		1,823

Diluted income (loss) per common share	$(0.36)		$1.39		$(0.92)		$(2.06)

Weighted average number of common shares outstanding – diluted	2,491		1,829		2,404		1,823

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	October 30,	January 30,	October 31,
	2021	2021	2020
ASSETS	Unaudited		Unaudited
CURRENT ASSETS
Cash and cash equivalents	$1,754	$1,809	$2,396
Restricted cash	1,158	1,184	950
Accounts receivable	2,566	2,718	2,465
Merchandise inventory	30,248	24,515	27,204
Prepaid expenses and other current assets	760	564	836
Total current assets	36,486	30,790	33,851

Restricted cash	2,732	3,562	4,082
Fixed assets, net	2,251	2,268	2,343
Operating lease right-of-use assets	2,284	2,742	2,887
Intangible assets, net	-	732	989
Cash Surrender Value	4,413	3,856	3,438
Other assets	1,074	1,342	1,787
TOTAL ASSETS	$49,241	$45,292	$49,377

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$6,743	$8,894	$8,559
Short-term borrowings	5,858	6,339	8,483
Accrued expenses and other current liabilities	2,685	2,512	4,745
Current portion of operating lease liabilites	636	596	583
Current portion of PPP Loan	-	1,687	1,356
Total current liabilities	15,922	20,028	23,726

Operating lease liabilities	1,764	2,258	2,412
PPP Loan	-	330	662
Long-term debt	4,161	5,000	4,581
Other long-term liabilities	15,515	16,187	15,857
TOTAL LIABILITIES	37,362	43,803	47,238

SHAREHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-	-
Common stock ($0.01 par value; 200,000,000 shares authorized; 3,902,985, 3,336,576 and 3,235,576 shares issued, respectively)	39	33	32
Additional paid-in capital	359,100	346,495	346,470
Treasury stock at cost (1,410,417, 1,410,378 and 1,410,378 shares, respectively)	(230,170)	(230,169)	(230,169)
Accumulated other comprehensive loss	(2,007)	(2,007)	(1,470)
Accumulated deficit	(115,084)	(112,863)	(112,724)
TOTAL SHAREHOLDERS' EQUITY	11,878	1,489	2,139
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$49,240	$45,292	$49,377